Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation

Bugaboo Holdings Sàrl	Luxembourg
Columbia Brands Holding Company	Oregon
Columbia Brands International Sàrl	Switzerland
Columbia Brands USA, LLC	Oregon
Columbia Sportswear Asia Pacific Sàrl	Switzerland
Columbia Sportswear Austria GmbH	Austria
Columbia Sportswear Canada GP Limited	Canada
Columbia Sportswear Canada Limited	Canada
Columbia Sportswear Canada LP	Canada
Columbia Sportswear Commercial (Shanghai) Co., Ltd.	China
Columbia Sportswear Company Limited	United Kingdom
Columbia Sportswear Czech s.r.o.	Czech Republic
Columbia Sportswear Denmark ApS	Denmark
Columbia Sportswear Distribution S.A.S.	France
Columbia Sportswear Europe S.A.S.	France
Columbia Sportswear Finland Oy	Finland
Columbia Sportswear GmbH	Germany
Columbia Sportswear International Sàrl	Switzerland
Columbia Sportswear Italy S.r.l.	Italy
Columbia Sportswear Japan, Inc.	Japan
Columbia Sportswear Korea	Korea
Columbia Sportswear Luxembourg Holdings Sàrl	Luxembourg
Columbia Sportswear Netherlands B.V.	The Netherlands
Columbia Sportswear North America, Inc.	Oregon
Columbia Sportswear Norway AS	Norway
Columbia Sportswear Poland Sp.z.o.o	Poland
Columbia Sportswear Spain S.L.U.	Spain
Columbia Sportswear Sweden AB	Sweden
Columbia Sportswear Switzerland Sàrl	Switzerland
CSMM Hong Kong Limited	Hong Kong
CSMP Holdings Sàrl (fka Columbia Sportswear China Holdings - Cayman Islands)	Switzerland
GTS, Inc.	Oregon
Montrail Corporation	Oregon
Mountain Hardwear, Inc.	Utah
OutDry Technologies Corporation	Oregon
OutDry Technologies S.r.l.	Italy
Pacific Trail Corporation	Oregon
prAna Living LLC	Oregon
Sorel Corporation	Delaware